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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
              under Section 12(g) of the Securities Exchange Act of
                1934 or Suspension of Duty to File Reports under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 000-26034

                                  ORAVAX, INC.
             (Exact name of registrant as specified in its charter)

                38 SIDNEY STREET, CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 494-1339
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                          COMMON STOCK, $0.01 PAR VALUE
                         PREFERRED STOCK PURCHASE RIGHTS
            (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)     [X]      Rule 12h-3(b)(1)(ii)    [_]
             Rule 12g-4(a)(1)(ii)    [_]      Rule 12h-3(b)(2)(i)     [_]
             Rule 12g-4(a)(2)(i)     [_]      Rule 12h-3(b)(2)(ii)    [_]
             Rule 12g-4(a)(2)(ii)    [_]      Rule 15d-6              [_]
             Rule 12h-3(b)(1)(i)     [X]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, ORAVAX, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 11, 1999                           ORAVAX, INC.



                                             By:     /s/ Brigid A. Makes
                                                  ------------------------------
                                                  Brigid A. Makes
                                                  Vice President, Finance